EXHIBIT 3.1

STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP

SUBSIDIARY INTO PARENT
(Section 253)

CERTIFICATE OF OWNERSHIP
MERGING
HYDROGEN POWER, INC.
INTO
HYDROGEN POWER INTERNATIONAL, INC.

* * * * * * *

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Hydrogen Power International, Inc. (f/k/a Equitex, Inc.), a corporation incorporated on the 19th day of January, 1983 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY that this Corporation owns 100% of the capital stock of Hydrogen Power, Inc., a corporation incorporated on the 9th day of September, 2005, A.D., and, pursuant to the provisions of the General Corporation Law of the State of Delaware, by a resolution of its Board of Directors, duly adopted by the following resolutions, filed with the minutes of the Board on the 25th day of September, 2006, A.D., determined to and did merge into itself said Hydrogen Power, Inc., which resolution is in the following words to wit:

WHEREAS, the Board desires to cause Hydrogen Power, Inc., a wholly-owned subsidiary of the Corporation, to merge with and into the Corporation (the “Merger”), with the Corporation remaining as the surviving corporation to the Merger;

WHEREAS, following the Merger, the Corporation shall succeed to all of the estate, property, rights, privileges and franchises of Hydrogen Power, Inc. and shall assume all of Hydrogen Power, Inc.’s liabilities and obligations; and

WHEREAS, pursuant to the Merger, and as permitted by Section 253 of the Delaware General Corporation Law, the name of the Corporation shall be changed to “Hydrogen Power, Inc.”

NOW, THEREFORE BE IT RESOLVED, that Hydrogen Power, Inc. merge with and into the Hydrogen Power International, Inc., with Hydrogen Power International, Inc. remaining as the surviving corporation to the Merger;

RESOLVED FURTHER, that following the Merger, the Corporation succeed to all of the estate, property, rights, privileges and franchises of Hydrogen Power, Inc. and assume all of Hydrogen Power, Inc.’s liabilities and obligations;

RESOLVED FURTHER, pursuant to the Merger and as permitted by Section 253 of the Delaware General Corporation Law, the Corporation relinquishes its corporate name and assumes in its place the name “Hydrogen Power, Inc.”;

RESOLVED FURTHER, that the Corporation’s officers are hereby authorized and directed to prepare or cause to be prepared all necessary documents, agreements, instruments and certificates to effectuate the Merger, including, without limitation, a Certificate of Ownership to be filed with the Secretary of State of Delaware (the “Certificate of Ownership”); and to execute and deliver such documents, agreements, instruments and certificates, and to make such filings as they deem necessary or advisable to effectuate the Merger, including, without limitation, filing a Certificate of Ownership with the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County;

RESOLVED FURTHER, that the Merger shall be effective upon the date of filing of the Certificate of Ownership with the Secretary of State of Delaware; and

RESOLVED FURTHER, that the proper officer of this Corporation be and he is hereby directed to make and execute a Certificate of Ownership setting forth a copy of the resolutions to merge into itself said Hydrogen Power, Inc. and assume the liabilities and obligations of Hydrogen Power, Inc., and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said Merger.

IN WITNESS WHEREOF, Hydrogen Power International, Inc. has caused this Certificate to be signed by Henry Fong, its President and Treasurer, this 25th day of September, 2006.

HYDROGEN POWER INTERNATIONAL, INC.

By  /S/ HENRY FONG
Henry Fong
President and Treasurer